Exhibit 10.1

SAFEGUARD

March 30, 2020

Via email

Eric Salzman

Dear Eric:

Safeguard Scientifics, Inc. ("Safeguard" or the "Company") is pleased to offer you a position as Chief Restructuring Officer at Safeguard on the terms and subject to the conditions set forth in this letter. It would be intended that you would join the Company as the Chief Restructuring Officer, reporting to the Executive Chairman of Safeguard's Board of Directors ("Board"), effective as of April 1, 2020 (the "Commencement Date") for a six-month term ending on October I , 2020 (the "Initial Term"); provided, that the Initial Term shall automatically extend for up to three consecutive six-month terms (each an "Extended Term") through April, 1, 2022 unless either you or Safeguard provide written notice to the other party at least thirty (30) days prior to any such six-month period (the Initial Term plus any Extended Term shall constitute the "Term" herein). You will be required to dedicate substantially all of your professional time and efforts to your position with Safeguard. At the end of the Term, your employment may be extended upon mutual agreement.

This letter agreement constitutes the entire agreement between you and Safeguard and supersedes the prior consulting agreement dated November 21, 2019, by and between Safeguard and you as managing member of SamiHaan Capital Partners LLC ("Prior Agreement"), other than with respect to the confidentiality and indemnification provisions set forth in the Prior Agreement and the terms of the related confidentiality agreement dated October 2, 2019.

Salary. The annual base salary rate associated with this position is $540,000 (i.e., $45,000 per month) and will be paid on a bi-weekly basis. During the Initial Term, you will not be eligible to participate in any annual incentive programs or plans of Safeguard.

Equity Grants. Within ten days of your Commencement Date, you will receive a fully vested stock grant for 8,000 shares of common stock of Safeguard under the 2014 Equity Compensation Plan (the "Plan"). At the same time, you will also receive a restricted stock unit grant representing a right to receive 20,000 shares of Safeguard's common stock, which will vest and become payable ratably over the six-month Initial Term, in equal monthly installments following your Commencement Date, subject to your continued employment or service to Safeguard (the "Initial Term RSU Grant"). You will also be eligible for a restricted stock unit grant representing a right to receive an additional 20,000 shares of Safeguard's common stock for each Extended Term, if applicable, which will vest and become payable over each six-month Extended Term, in equal monthly installments, subject to your continued employment or service to Safeguard (the "Extended Term RSU Grant"). Any restricted stock units granted to you will include dividend equivalent rights which will accrue and become payable to you when the underlying restricted stock units are paid. The specific terms and conditions of the stock unit will be set forth further in the award agreement evidencing the stock unit. In addition, at the end of the Initial Term and any Extended Term, you will be eligible to receive 20,000 full-vested shares of common stock of Safeguard in the sole discretion of the Board based on your performance for the Initial Term or any Extended Term (the "Discretionary Stock Grant") issued no later than ten days after the end of the Initial Term or any Extended Term. The Discretionary Stock Grant will be granted under the Plan.

Expense Reimbursement. You will be entitled to reimbursement for all reasonable and necessary travel and business expenses in a timely manner according to the Company policy.

Benefits. You will also be eligible to participate in Safeguard's health, dental, vision, disability, 401(k), and other benefit plans including fringe benefits generally available to Safeguard executive employees from time to time. And, you will be entitled to accrue vacation at the annual rate of three weeks of vacation per calendar year. The first year's vacation will be pro-rated based on your Commencement Date.

Severance Benefits. In the event Safeguard terminates your employment without "Cause" (as defined below) or resign for Good Reason (as defined below), Safeguard will provide you the following benefits that will be the only severance benefits or other payments in respect of your employment with Safeguard to which you will be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary and other rights that you may have against Safeguard or its affiliates. For the avoidance of doubt, notice of non-renewal of any six-month Extended Term prior to the end of or following the Initial Term will not constitute a termination of your employment without Cause or resignation for Good Reason.

If you are terminated without Cause or resign for Good Reason:

•

You will be paid an amount equivalent to any unpaid portion of your base salary as of the date of termination which would have been payable for the remainder of the applicable six-month Initial Term or Extended Term, less applicable tax deductions and withholdings. For example, if you were terminated without Cause or resigned for Good Reason at the end of the second month of a six-month Extended Term, you would be paid four months of base salary, or $180,000. Th e severance amount will be paid in a lump sum within I 0 days of the termination date.

•	You will immediately vest in your Initial Term RSU Grant and any Extended Term RSU Grant that has been awarded prior to your termination date and was not previously vested and paid.
•

You will receive a fully-vested stock grant, representing a portion of the Discretionary Stock Grant, equal to a number of shares of Safeguard common stock equal to 20,000 shares, multiplied by a fraction equal to (x) the number of calendar months you were employed during the Initial Term or any applicable Extended Term, over (y) six months. For example, if you were terminated without Cause or resigned for Good Reason in the

4th month of an Extended Term, you would receive a fully-vested stock grant equal to 13,333 shares of

Safeguard common stock.

All severance-related compensation and benefits described above will be contingent on your execution of a release, in form acceptable to Safeguard in its sole discretion, which is not subsequently rescinded, of all claims against Safeguard pursuant to Safeguard's standard employee form. You will have 21 days following your termination of employment in which to consider the release although you may execute it sooner.

In this letter agreement, the term "Cause" means (a) your willful failure to abide by the reasonable work-related instructions and requests of the Executive Chairman of the Board of Directors during your employment and/or your failure to adhere to any written Safeguard policy in effect from time to time if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the 10-day period preceding termination of this letter agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any of Safeguard's funds or property; or (d) your conviction of, indictment for (or its procedural equivalent), or your entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

In this letter agreement, the term "Good Reason" shall mean the occurrence of one or more of the following, without your consent: (i) material diminution of your authority, duties or responsibilities; (ii) a material diminution in your base salary; or (iii) any action or inaction that constitutes a material breach by Safeguard of a material provision of this letter agreement; provided, that you must provide written notice of termination for Good Reason to Safeguard within 30 days after the event constituting Good Reason first occurs, Safeguard shall have a period of30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason and if Safeguard does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Terms of Employment, Agreements. Subject to the terms of this letter agreement, you will be an employee-at-will and subject to the arrangements described in Safeguard's employee handbook as modified from time to time. Ln addition, this offer is subject to your agreement to comply with various covenants designed to protect Safeguard's confidential information and employee and customer relationships. These provisions are contained in a Confidentiality & Intellectual Property Assignment Agreement, a copy of which is attached. We will need to receive a signed copy of the agreement prior to your start date.

Indemnification and D&O Insurance. Safeguard will indemnify you and hold you harmless in connection with your duties to the fullest extent provided by Safeguard's bylaws and applicable law and will cover you under directors' and officers' liability insurance in accordance with its terms both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors.

Miscellaneous. This letter agreement and the other agreements referred to herein contain the entire agreement between the parties hereto and supersede any and all prior agreements and understandings concerning your employment by Safeguard. This letter agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the parties hereto. In the event that any provision of this letter agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this letter agreement. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and Safeguard, and inure to the benefit of both you and Safeguard, and to your heirs, successors and assigns, except that the duties and responsibilities of you are of a personal nature and shall not be assignable or delegable in whole or in part by you. This letter agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

Compliance with Section 409A of the Code.

Compliance. Th is letter agreement will be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this letter agreement may only be made upon a "separation from service" within the meaning of such term under Section 409A of the Code, each payment made under this letter agreement will be treated as a separate payment and the right to a series of installment payments under this letter agreement is to be treated as a right to a series of separate payments. In no event will you, directly or indirectly, designate the calendar year of any payments to be made to you under this letter agreement. All reimbursements and in-kind benefits provided under this letter agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last d ay of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Payment Delay. Notwithstanding any provision in this letter agreement to the contrary, if at the time of your separation from service with Safeguard, Safeguard has securities which are publicly traded on an established securities market and you are a "specified employee" (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this letter agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Safeguard will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short term deferral exception under Section 409A of the Code and are in excess of the lesser of two times your then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the code, until the first payroll date that occurs after the date that is six months following the your "separation from service" with Safeguard (as defined under Section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six months following your "separation from service" with Safeguard. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code will be paid to the personal representative of your estate within 60 days after the date of your death.

This offer is contingent upon the results of a background check. After you have signed and returned this offer letter, you will be asked to complete and return an Investigation Authorization, Waiver & Release form, which explains the purpose and the nature of this background check.

We trust you will enjoy the challenges and opportunities of working in a dynamic environment, and look forward to a mutually rewarding association. If these terms are agreeable, please signify your acceptance below and return one copy to me along with the executed Confidentiality & Intellectual Property Assignment Agreement and background check forms. If there are any other questions, please do not hesitate to contact me.

Date

CONFIDENTIALITY & INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by the Company, I hereby agree with the Company as follows:

1.    Definitions. The term "Company" shall include Safeguard Scientifics, Inc., its subsidiaries and affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term "Partner Company" shall mean any person or entity with which, at the time of determination, the Company has made, or is actively considering making, (i) an equity or debt financing, issuance, purchase, exchange or transfer arrangement, (ii) an acquisition, sale, exchange or transfer of any material assets, or (iii) a strategic alliance or exclusive license of intellectual property (each of the foregoing, a "Safeguard Transaction").

2.     Confidentiality; Non-Disclosure and Mutual Non-Disparagement. l will not at any time, whether during or after the termination of my employment, reveal to any person or entity any of the trade secrets or confidential information of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer  lists, databases, projects,  plans, proposals, financial information, financing arrangements,  sales terms and business methods), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

The above restrictions shall not apply to information that l can demonstrate by competent evidence: (i) was or comes into the public domain through no fault of my own; (ii) was received from a third party outside of the Company without a breach of any confidentiality obligation; (iii) was approved for release by written authorization of the Company; or (iv) may be required by law or an order of any court, agency or proceeding to be disclosed; provided, I shall provide the Company notice of any such required disclosure once l have knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.

Further, I agree that during my employment I shall not take, use or perm it to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or a Partner Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company or as applicable, a Partner Company. I further agree that T shall not, after the termination of my employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company's Legal Department at the Company's main office.

I agree not to disparage the Company or a Partner Company or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company or a Partner Company or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company.  I understand that the Company shall instruct and take all reasonable steps to cause its officers and members of the Board not to disparage me on any matters relating to the my services to the Company, business, professional or personal reputation or standing, irrespective of the truthfulness or falsity of such statement.

3.     Ownership of Inventions and Ideas. I acknowledge that the Company shall be the sole owner of all the results and proceeds of my service hereunder, including but not limited to, all patents, patent applications, patent rights, formulas, models, data, algorithms, copy rights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes, or programs in connection with or useful to the business of the Company or a Partner Company (collectively, the "Developments") which I, by myself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create while performing my role or using Company assets or resources during the term of my employment hereunder, free and clear of any claims by me (or any successor or assignee of mine) of any kind or character whatsoever other than my right to the salary I receive from time to time from the Company. l acknowledge that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. I hereby assign and transfer my right, title and interest in and to all such Developments, and agree that I shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such

Developments. The restriction of this Section 3 do not apply to intellectual property created prior to my employment with Company or created while performing teaching, advisory, and/or board duties for organizations outside of Company which were previously disclosed to Company in writing.

4.     Non-Solicitation. While J am employed at the Company and for a period of one year after termination of my employment (for any reason, whether voluntary or involuntarily), I agree that I will not:

(i)  directly or indirectly solicit, entice or induce any Partner Company or prospective Partner Company with which the Company was having discussions at any time within the preceding six months to (a) commence or participate in discussions or activities regarding, or to enter into, a Safeguard Transaction with any other person or entity, (b) cease or diminish any such discussions or activities with the Company or any Partner Company or (c) otherwise cease or diminish its business with the Company, and I shall not approach any such person or entity for such purpose or authorize or knowingly approve the taking of such actions by any other person or entity; or

(ii)  directly or indirectly (a) solicit, recruit or hire any employee or partner of the Company or any Partner Company to work for a person or entity other than the Company or the respective Partner Company, or (b) engage in any activity that would cause any employee or partner of the Company or any Partner Company to violate any duty to or agreement with the Company or a Partner Company.

5.     Prior Restrictive Covenants. I represent that I have delivered to the Company copies of any agreements or arrangements which may restrict or prohibit the performance by me of any of my duties or responsibilities. I agree that I shall comply with any such agreements or arrangements and shall consult with the General Counsel of the Company in the event that I believe that such compliance in any way is a constraint to the aggressive performance of my duties or responsibilities. Without limiting the generality of the foregoing, I agree that I will not bring to any Company or Partner Company facility any information or materials with me which are subject to confidentiality obligations owed to my prior employers or others, nor shall I use any such confidential information or materials in performing my duties for the Company or any Partner Company. I acknowledge that my breach of this Section 5 would materially harm the Company, and that in such event the Company may terminate me for Cause.

6.     Reasonable Restrictions. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I hereby acknowledge that the types and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by me. I further agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at Jaw, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

7.     Resignation as Director and Officer. Upon termination of employment with the Company, l shall resign from all board and officer positions I hold with the Company and all Partner Companies (and all affiliates and subsidiaries of Partner Companies). In this regard, l agree upon the Company's request from time to time to sign and deliver to the Company resignation letters acceptable to the Company.

8.     Withholding. I acknowledge and agree that the Company is entitled to withhold applicable taxes and other legally required deductions from all payments and other benefits and obligations of the Company to me.

9.     General I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment or to exploit any Development Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by me and an authorized executive officer of the Company. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination  and shall be binding upon my heirs, executors, administrators and legal representatives. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association,

using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In any suit, action or procedure by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

l N WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed document as of this 1>_day of , 2020.